Exhibit 99.1

[MILLENNIUM CHEMICALS GRAPHIC]

                         NEWS RELEASE


Contact: Thomas Van Valkenburgh
         Manager of Investor Relations
         (410) 229-8113

                                                           FOR IMMEDIATE RELEASE



         MILLENNIUM CHEMICALS REPORTS SECOND QUARTER OPERATING RESULTS

                     -- 2Q04 net loss of $0.11 per share --
        -- 2Q04 net loss of $0.10 per share excluding designated items --

Hunt Valley, Maryland, August 9, 2004 -- Millennium Chemicals (NYSE-MCH) ("Millennium", or the "Company") today reported a net loss for the second quarter of 2004 of $7 million or $0.11 per common share. For the corresponding quarter of 2003, Millennium reported a net loss of $9 million or $0.14 per common share. Excluding designated items(1), the second quarter 2004 net loss was $6 million or $0.10 per common share compared to a net loss of $4 million or $0.06 per common share for the corresponding quarter of 2003.(2)

Operating income from majority-owned businesses was $11 million in the second quarter of 2004. This compares to $24 million of operating income in the second quarter of 2003 and $13 million of operating income in the first quarter of 2004. Sales from all majority-owned businesses were $488 million in the second quarter of 2004 compared to $416 million in the second quarter of 2003 and $465 million in the first quarter of 2004. The decrease in operating income from the first quarter of 2004 was primarily due to reduced Acetyls segment profitability.




--------
1 The designated item for the second quarter of 2004 is $1 million ($1 million after tax) of costs related to the proposed business combination with Lyondell Chemical Company. The designated items for the second quarter of 2003 are $1 million ($1 million after tax) of costs related to reorganization and office closure costs and $6 million ($4 million after tax) related to the Company's share of Equistar's debt prepayment cost.

2 See Table V below for an explanation and quantification of these items, and a reconciliation between loss per common share, as adjusted for these designated items, and loss per common share determined according to accounting principles generally accepted in the United States of America.

During the second quarter of 2004, Millennium incurred approximately $1 million of expenses relating to the proposed business combination with Lyondell Chemical Company. These expenses relate primarily to fees for outside legal counsel and financial advisors. The transaction is subject to customary conditions, including approval by both companies' shareholders, and is expected to close in the fourth quarter of 2004.

TITANIUM DIOXIDE

The Titanium Dioxide segment reported second quarter 2004 operating income of $10 million compared to $23 million of operating income in the second quarter of last year and $12 million of operating income in the first quarter of 2004. Compared to the first quarter of 2004, operating income was lower due to lower average selling price in US dollars, partially offset by additional profit from higher sales volume.

In US dollar terms, the average second quarter selling price was 3 percent lower compared to the second quarter of 2003 and 2 percent lower than the first quarter of 2004 due to foreign currency exchange. The average local currency selling price in the second quarter of 2004 decreased 6 percent from last year's second quarter and was flat compared to the first quarter of 2004.

The second quarter 2004 TiO[u]2 sales volume of 187,000 metric tons increased 29 percent from the second quarter of last year and increased 12 percent from the first quarter of 2004. Millennium estimates that the global TiO[u]2 market increased 10 to 12 percent compared to the second quarter of 2003. The continued improvement in global economic conditions primarily accounts for the increased demand.

The second quarter 2004 TiO[u]2 plant production operating rate was 92 percent of annual nameplate capacity of 670,000 metric tons compared to an operating rate of 96 percent in the second quarter of 2003 and 93 percent in the first quarter of 2004. Operating rates in 2003 and the first quarter of 2004 were based on annual nameplate capacity of 690,000 metric tons.

The second quarter 2004 manufacturing costs per metric ton increased 7 percent compared to the second quarter of 2003 primarily due to unfavorable currency exchange rates and lower operating rates. Manufacturing costs per metric ton in the second quarter of 2004 increased 2 percent compared to the first quarter of 2004 primarily due to scheduled maintenance shutdowns and higher maintenance costs due to the sulfuric plant outage at Le Havre, France, partially offset by favorable currency exchange and lower raw material costs.

Outlook

Operating income for the third quarter of 2004 is expected to be significantly higher than the second quarter of 2004 as we expect continued strong demand and improved local currency pricing for the Titanium Dioxide segment in the third quarter of 2004 as compared to the second quarter. In July of 2004, the average local currency selling price increased 2.5 percent compared to the average local currency selling price in the second quarter of 2004. Plant operating rates are expected to be slightly higher than in the second quarter of 2004 because there are no maintenance shutdowns scheduled in the third quarter of 2004.

ACETYLS

The Acetyls segment reported second quarter 2004 operating income of $2 million compared to $5 million in the second quarter of last year and $9 million in the first quarter of 2004. The operating profit decline from the first quarter of 2004 was primarily attributable to a delayed return to full operating rates at our acetic acid plant relating to an unscheduled outage at one of our major raw material suppliers.

In the aggregate, the weighted-average US dollar selling price for VAM and acetic acid in the second quarter of 2004 was flat compared to the second quarter of 2003 and increased 3 percent from the first quarter of 2004. Aggregate sales volume for VAM and acetic acid in the second quarter increased 8 percent from the second quarter of 2003 and decreased 10 percent from the first quarter of 2004.

Outlook

Operating income in the third quarter of 2004 is expected to be significantly higher than the second quarter of 2004. Sales volume is expected to be higher in the third quarter of 2004 as the plant returns to normal operating rates. Local currency sales prices are expected to be higher in the third quarter of 2004 as a result of implementing previously announced price increases.

SPECIALTY CHEMICALS

The Specialty Chemicals segment reported second quarter 2004 operating income of $2 million, equaling both last year's second quarter and the first quarter of 2004.

Sales volume decreased 7 percent from the second quarter of 2003 and was 8 percent lower than the first quarter of 2004. Average selling prices increased 6 percent compared to the second quarter of 2003 and decreased 1 percent compared to the first quarter of 2004, primarily due to changes in product mix.

Outlook

Operating income in the third quarter of 2004 is expected to be similar to the second quarter of 2004 as business conditions are expected to remain stable.

EQUISTAR CHEMICALS, LP

Millennium's 29.5 percent stake in Equistar generated equity earnings on investment of $12 million in the second quarter of 2004 compared to an equity loss of $14 million in the second quarter of 2003 and $2 million equity earnings in the first quarter of 2004. Improving economic conditions and higher prices for several of Equistar's products contributed to improved results during the quarter.

Compared to the first quarter of 2004, the second quarter of 2004 results continued to improve as higher co-product (propylene, benzene, butadiene, and fuels) and ethylene derivative (ethylene oxygenates and polyethylene) prices more than offset increased raw material costs. Equistar's combined ethylene and ethylene derivative sales volume increased by approximately 3.5 percent.

Compared to the second quarter of 2003, the second quarter of 2004 results improved significantly as ethylene and ethylene derivative sales volume increased by 520 million pounds (25 percent) versus last year's depressed levels. Raw material costs increased significantly as crude oil prices averaged more than 30 percent higher than the second quarter of 2003. The majority of the raw material increases were offset by product price increases.

Outlook

Industry conditions have continued to reflect an improving supply/demand balance for Equistar's products. The industry and Equistar's product lines continue to move through the early phase of a cyclical recovery and Equistar expects that this trend will continue. However, near-term results will remain vulnerable to the volatility of crude oil and natural gas prices as well as consumer spending patterns. Equistar anticipates that it will begin making cash distributions to its owners in the third quarter of 2004.

DEBT AND CAPITAL SPENDING

Net debt (total debt less cash) at June 30, 2004 totaled $1.217 billion versus $1.224 billion at March 31, 2004. Cash generated by a reduction in trade working capital and low capital spending offset semi-annual bond interest payments made during the quarter. Net interest expense was $24 million in the second quarter of 2004 compared to $23 million in the second quarter of 2003.

Capital spending in the second quarter of 2004 was $13 million compared to $11 million in the second quarter of 2003. Planned capital spending in 2004 is projected to be approximately $60 million. Depreciation and amortization expense in the second quarter was $24 million compared to $28 million in the second quarter of 2003.

Restatement of Financial Statements

The Company restated its financial statements for the years 2001 through 2003 and for the first quarter of 2004 to correct errors in its computation of deferred taxes relating to its Equistar investment. This restatement reduced Millennium's liability for deferred income taxes and Shareholder's deficit at June 30, 2004 and December 31, 2003 by $15 million.

The information on Table III has been adjusted to reflect this restatement. The Company will file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2003 and an amendment to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 to reflect the restatement.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of silica gel and cadmium-based pigments;

o The second-largest producer of acetic acid and vinyl acetate monomer in North America;

o    A leading producer of terpene-based fragrance and flavor chemicals; and,

o Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in filings that Millennium makes with the Securities and Exchange Commission, in press releases or in written or oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations reflecting current assumptions about future events. Actual events or results may differ materially. Factors that could cause such a difference include: Millennium's ability to complete its proposed business combination with Lyondell within the expected time frame or at all; the cyclicality and volatility of the chemical industries in which Millennium and Equistar operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industries to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors, in particular the events in the Middle East; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium's minority interest in Equistar, and Millennium's contractual commitments regarding possible future capital contributions to Equistar; changes in the cost of energy and raw materials, particularly natural gas and ethylene, and Millennium's and Equistar's ability to pass on cost increases to their respective customers; Millennium's substantial indebtedness and its impact on Millennium's cash flow, business operations and ability to obtain additional financing; Millennium's ability to comply with the covenants and other restrictions in Millennium's debt instruments, a failure of which could lead to additional restrictions, costs, or an acceleration of Millennium's indebtedness; limitations on credit extended to Millennium and demands from creditors and suppliers for additional credit restrictions or security; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium's and Equistar's current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead-based paints and lead pigments, asbestos and other materials), ongoing and future tax audits, pension and retiree medical costs, and other claims. A further description of these risks, uncertainties and other matters can be found in
Exhibit 99.1 to Millennium's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and Lyondell's Amendment No. 1 to its registration statement on Form S-4 (as amended, the "Form S-4") containing the preliminary joint proxy statement/prospectus regarding the proposed business combination, which was filed with the Securities and Exchange Commission (the "SEC") on June 18, 2004. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

The definitive joint proxy statement/prospectus regarding the proposed business combination will be sent to holders of Lyondell's and Millennium's common stock when it becomes available. Investors and security holders are urged to read that document and any other relevant documents filed or that will be filed with the SEC, including the definitive joint proxy statement/prospectus that will be part of the definitive registration statement, as they become available, because they contain, or will contain, important information. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when it becomes available) and other documents filed by Lyondell and Millennium with the SEC at the SEC's web site at www.sec.gov. The preliminary joint proxy statement/prospectus and the definitive joint proxy statement/prospectus (when it becomes available) and the other documents filed by Millennium may also be obtained free from Millennium by calling Millennium's Investor Relations department at (410) 229-8113.

The respective executive officers and directors of Lyondell and Millennium and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Lyondell's executive officers and directors is available in the proxy statement filed with the SEC by Lyondell on March 16, 2004 and in the Form S-4, and information regarding Millennium's directors and its executive officers is available in Millennium's Annual Report on Form 10-K/A for the year ended December 31, 2003, which was filed with the SEC on April 27, 2004, and in the Form S-4. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive joint proxy statement/prospectus and other relevant materials filed with the SEC, as they become available.


                                      # # #

                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (Millions, except per share data)

TABLE I



                                                        Three months ended Six months ended
                                                             June 30,          June 30,
                                                          ----------------  --------------
                                                          2004     2003     2004     2003
                                                          ----     ----     ----     ----
Net sales                                                 $488     $416     $953     $831
Operating costs and expenses
   Cost of products sold                                   413      326      801      657
   Selling, development and administrative                  33       37       66       67
   Depreciation and amortization                            24       28       48       55
   Asset impairment charges                                  5       --        8       --
   Combination costs                                         1       --        4       --
   Reorganization and office closure costs                   1        1        2        1
                                                         -----    -----    -----    -----
Operating income                                            11       24       24       51
Net interest expense                                       (24)     (23)     (49)     (45)
Earnings (loss) on Equistar investment
     - operating income (loss)                              29        8       47      (17)
     - interest                                            (17)     (16)     (33)     (30)
     - loss on sale of assets                               --       --       --       (4)
     - debt prepayment cost                                 --       (6)      --       (6)
Net other expense                                           (1)      (1)      (2)      (1)
                                                         -----    -----    -----    -----

Loss before income taxes, minority interest and
   cumulative effect of accounting change                   (2)     (14)     (13)     (52)
(Provision for) benefit from income taxes                   (3)       6       (1)      21
                                                         -----    -----    -----    -----

Loss before minority interest and cumulative effect of
   accounting change                                        (5)      (8)     (14)     (31)
Minority interest                                           (2)      (1)      (3)      (4)
                                                         -----    -----    -----    -----


Loss before cumulative effect of accounting change          (7)      (9)     (17)     (35)
Cumulative effect of accounting change                     --       --       --        (1)
                                                         -----    -----    -----    -----
Net loss                                                   $(7)     $(9)    $(17)    $(36)
                                                         =====    =====    =====    =====

Basic and diluted EPS ($/share)
     - before accounting change                         $(0.11)  $(0.14)  $(0.26)  $(0.54)
     - from accounting change                             --       --       --      (0.02)
                                                        ------   ------   ------   ------
     - after accounting change                          $(0.11)  $(0.14)  $(0.26)  $(0.56)
                                                        ======   ======   ======   ======

Weighted-average number of shares used to
   compute basic and diluted EPS                        64.963   63.973   64.730   63.913


                            MILLENNIUM CHEMICALS INC.
                               SEGMENT INFORMATION
                                   (Millions)

TABLE II


                                                  2004                                   2003
                                           --------------------     ------------------------------------------------
                                             1Q          2Q           1Q         2Q        3Q        4Q       FY
                                           --------   ---------     --------   -------   --------  -------- --------

NET SALES
Titanium Dioxide                              333        363           288        293       293       298    1,172
Acetyls                                       106        101           102         99       115       105      421
Specialty Chemicals                            26         24            25         24        23        22       94
                                              ---        ---           ---        ---       ---       ---    -----
Total                                         465        488           415        416       431       425    1,687


OPERATING INCOME (LOSS)
Titanium Dioxide (1)                           12         10            21         23         7      (102)     (51)
Acetyls                                         9          2             7          5         6         9       27
Specialty Chemicals                             2          2             2          2        (1)       (1)       2
Other (2)                                     (10)        (3)           (3)        (6)      (17)       (3)     (29)
                                              ---        ---           ---        ---       ---       ---    -----
Total                                          13         11            27         24        (5)      (97)     (51)


DEPRECIATION AND AMORTIZATION
Titanium Dioxide                               19         19            22         23        24        25       94
Acetyls                                         3          3             3          3         2         3       11
Specialty Chemicals                             2          2             2          2         2         2        8
                                              ---        ---           ---        ---       ---       ---    -----
Total                                          24         24            27         28        28        30      113


CAPITAL SPENDING
Titanium Dioxide                                9         12             7         10         9        16       42
Acetyls                                         1          1             -     -              1         2        3
Specialty Chemicals                             -          -             1          1         -         1        3
                                              ---        ---           ---        ---       ---       ---    -----
Total                                          10         13             8         11        10        19       48



(1) The Titanium Dioxide segment includes $103 million of asset impairment charges in the fourth quarter of 2003 associated primarily with the writedown of property, plant, and equipment at Millennium's Le Havre, France manufacturing plant.

(2) The Other segment includes $6 million of expenses related to an increase in legal and environmental contingency liabilities for predecessor businesses in the first quarter of 2004, combination costs of $3 million in the first quarter of 2004 and $1 million in the second quarter of 2004, and reorganization and office closure costs of $1 million in both the first and second quarters of 2004. The Other segment also includes reorganization and office closure costs of $1 million in the second quarter of 2003, $15 million in the third quarter of 2003 and $2 million in the fourth quarter of 2003, in each case associated with the Company's cost reduction program announced in July 2003.

                            MILLENNIUM CHEMICALS INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Millions)
Table III



                                                             June 30,  December 31,
                                                               2004       2003
                                                             --------  ------------
                                                                       (Restated)

ASSETS
Current assets
   Cash and cash equivalents                                  $  191     $  209
   Trade receivables, net                                        342        277
   Inventories                                                   372        457
   Other current assets                                           69         65
                                                              ------     ------

          Total current assets                                   974      1,008

Property, plant and equipment, net                               725        766
Investment in Equistar                                           483        469
Other assets                                                      45         51
Goodwill                                                         104        104
                                                              ------     ------

          Total assets                                        $2,331     $2,398
                                                              ======     ======

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
     Notes payable                                            $    3     $   --
     Current maturities of long-term debt                          5          6
     Trade accounts payable                                      264        236
     Income taxes payable                                          6          5
     Accrued expenses and other liabilities                      116        124
                                                              ------     ------

          Total current liabilities                              394        371

Long-term debt                                                 1,400      1,461
Deferred income taxes                                            270        272
Other liabilities                                                314        325
                                                              ------     ------

          Total liabilities                                    2,378      2,429

Minority interest                                                 29         27
Shareholders' deficit                                            (76)       (58)
                                                              ------     ------
          Total liabilities and shareholders' deficit         $2,331     $2,398
                                                              ======     ======


                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Millions)

TABLE IV



                                                                Six months ended
                                                                     June 30,
                                                                ----------------
                                                                 2004      2003
                                                                 ----      ----

Cash flows from operating activities:
  Net loss                                                        $(17)    $(36)
  Adjustments to reconcile net loss to
     net cash provided by (used in) operating activities:
       Cumulative effect of accounting change                       --        1
       Depreciation and amortization                                48       55
       Deferred income tax benefit                                  (4)     (32)
       (Earnings) loss on Equistar investment                      (14)      57
       Net change in trade working capital                          45      (68)
       Minority interest and other                                   8        5
       Net change in other assets and liabilities                  (21)     (24)
                                                                  ----     ----

Cash provided by (used in) operating activities                     45      (42)
                                                                  ----     ----

Cash flows from investing activities:
  Capital expenditures                                             (23)     (19)
                                                                  ----     ----

Cash flows from financing activities:
  Dividends to shareholders                                         --      (17)
  Net (repayment of) proceeds from borrowings                      (53)     101
  Proceeds from exercise of stock options                            9       --
                                                                  ----     ----

Cash (used in) provided by financing activities                    (44)      84
                                                                  ----     ----

Effect of exchange rate changes on cash                              4        7
                                                                  ----     ----
(Decrease) increase in cash and cash equivalents                   (18)      30
Cash and cash equivalents at beginning of year                     209      125
                                                                  ----     ----

Cash and cash equivalents at end of period                         191      155
                                                                  ====     ====


                            Millennium Chemicals Inc.
                               GAAP Reconciliation
                        (Millions, except per share data)


Table V


                                                Three months ended      Three months ended
                                                  June 30, 2004           June 30, 2003
                                             --------------------     -------------------
                                             Net Loss         EPS     Net Loss        EPS
                                             --------         ---     --------        ---

Reported GAAP                                     $(7)      $(0.11)      $(9)       $(0.14)

Reorganization and office closure costs            --           --         1          0.02
Combination costs                                   1         0.01        --            --
Company's share of Equistar's debt prepayment
   costs                                           --           --         4          0.06
                                                  ---       ------       ---        ------

As adjusted                                       $(6)      $(0.10)      $(4)       $(0.06)
                                                  ===       ======       ===        ======



                                                    Six months ended          Six months ended
                                                      June 30, 2004             June 30, 2003
                                                  --------------------       -------------------
                                                  Net Loss         EPS       Net Loss        EPS
                                                  --------         ---       --------        ---

Reported GAAP                                        $(17)       $(0.26)        $(36)       $(0.56)

Combination costs                                       3          0.04          --            --
Reorganization and office closure costs                 1          0.02            1          0.02
Increase in legacy liabilities                          4          0.06          --            --
Cumulative effect of accounting change for asset
   retirement obligations                             --             --            1          0.02
Company's share of Equistar:
   Loss on sale of assets                             --             --            3          0.04
   Debt prepayment costs                              --             --            4          0.06
                                                      ---        ------         ----        ------

As adjusted                                           $(9)       $(0.14)        $(27)       $(0.42)
                                                      ===        ======         ====        ======
